Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

April 14, 2003

Gables Realty Limited Partnership
777 Yamato Road, Suite 510
Boca Raton, Florida 33431

Re:	Legality of Securities to be Registered Under Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel for Gables Realty Limited Partnership, a Delaware limited partnership (the "Company"), and Gables GP, Inc., a Texas corporation and general partner of the Company (the "General Partner"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (the "Registration Statement"), relating to the registration of the offer by the Company to exchange (i) up to $30 million aggregate principal amount of its 5.86% Senior Notes due 2009 (the "New 5.86% Notes") for its existing 5.86% Senior Notes due 2009 (the "Old 5.86% Notes") and (ii) up to $10 million aggregate principal amount of its 6.10% Senior Notes due 2010 (the "New 6.10% Notes") for its existing 6.10% Senior Notes due 2010 (the "Old 6.10% Notes").

        The New 5.86% Notes and the New 6.10% Notes are proposed to be issued in accordance with the provisions of the Indenture dated as of March 23, 1998, between the Company and Wachovia Bank, National Association, as successor to First Union National Bank, as Trustee (the "Trustee"), as supplemented by Supplemental Indenture No. 6 and Supplemental Indenture No. 7, in each case dated September 27, 2002 (collectively, the "Indenture") as contemplated by the Registration Rights Agreement, dated as of September 27, 2002, by and between the Company and Teachers Insurance and Annuity Association of America (the "Registration Rights Agreement").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

  (i)
  the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein;

  (ii)
  the form of the Company's Sixth Amended and Restated Agreement of Limited Partnership;

  (iii)
  such records of the corporate proceedings of the Company as we deemed material;

  (iv)
  the Indenture;

  (v)
  the Registration Rights Agreement;

  (vi)
  the form of the New 5.86% Notes;

  (vii)
  the form of the New 6.10% Notes.

        In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such other corporate and partnership records of the Company, and such other instruments and other certificates of public officials, officers and representatives of the Company and other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

        In rendering the opinions expressed below, we have assumed and have not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the legal capacity of each individual executing any document, and the factual accuracy and completeness of all representations, warranties and other statements made by the parties. We have also assumed that prior to the delivery of any New 5.86% Notes or New 6.10% Notes, the Registration Statement will have been declared effective.

        We are members of the Bar of the Commonwealth of Massachusetts, and in rendering the opinions expressed below, we express no opinion other than as to the laws of the United States and the Commonwealth of Massachusetts and the Delaware Revised Uniform Limited Partnership Act. To the extent that any other laws govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.

        Based on and subject to the foregoing, we are of the opinion that when the New 5.86% Notes and the New 6.10% Notes (in the form examined by us) have been duly executed by the General Partner, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer against receipt of Old 5.86% Notes and Old 6.10% Notes, respectively, surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the New 5.86% Notes and the New 6.10% Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity including, without limitation, reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including, without limitation, the remedy of specific performance.

        This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

        This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement.

                      Very truly yours,

                      /s/ Goodwin Procter LLP

                      GOODWIN PROCTER LLP